Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

February 12, 2009	Contact: Helen W. Cornell
Executive Vice President, Finance and CFO
(217) 228-8209
GARDNER DENVER, INC. REPORTS RESULTS FOR THE FOURTH QUARTER OF 2008
Fourth Quarter Highlights:
•	Adjusted Diluted Earnings Per Share were $0.74 for the fourth quarter of 2008, which excludes expenses for profit improvement initiatives and other adjustments of $0.14. DEPS, as reported under accounting principles generally accepted in the U.S. (“GAAP”), were $0.60.

•	Cash provided by operating activities exceeded $73 million for the fourth quarter and $277 million for the year, a new twelve-month record.

•	Inventory turnover for comparable operations, which excludes the recently acquired CompAir businesses, improved to an annualized rate of 5.6 times for the fourth quarter of 2008, compared to 5.3 times for the same three-month period of 2007, as a result of process improvements attributable to the Company’s lean initiatives. Inventory reductions generated more than $15 million in cash in the fourth quarter of 2008.
QUINCY, IL (February 12, 2009) — Gardner Denver, Inc. (NYSE: GDI) announced that revenues and operating income for the three months ended December 31, 2008 were $524.2 million and $53.2 million, respectively; and net income and diluted earnings per share (“DEPS”) for the three-month period of 2008 were $30.9 million and $0.60, respectively. For the twelve-month period of 2008, revenues and operating income were $2.0 billion and $258.2 million, respectively; and net income and DEPS were $166.0 million and $3.12, respectively. The three and twelve-month periods ended December 31, 2008 included expenses for profit improvement initiatives, non-recurring expenses, certain mark-to-market currency adjustments and incremental taxes associated with cash repatriation totaling $0.14 DEPS and $0.42 DEPS, respectively.
Operating income, as adjusted to exclude the impact of expenses incurred for profit improvement initiatives, non-recurring expenses and certain mark-to-market currency adjustments (“Adjusted Operating Income”) for the three and twelve-month periods ended December 31, 2008 was $63.2 million and $286.8 million, respectively. DEPS, as adjusted for the impact of profit improvement initiatives, non-recurring expenses, certain mark-to-market currency adjustments and incremental taxes associated with cash repatriation (“Adjusted DEPS”) for the three and twelve-month periods ended December 31, 2008 were $0.74 and $3.54, respectively. Adjusted Operating Income, on a consolidated and segment basis and Adjusted DEPS are both non-GAAP financial measures. See “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes excluding these expenses and adjustments from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and assists investors in performing financial analysis that is consistent with financial models developed by research analysts.

CEO’s Comments Regarding Results
“The global economic environment presented a challenging landscape in the fourth quarter of 2008,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. For the quarter, orders were less than the previous year in all major product lines except loading arms. “Although end market conditions deteriorated more quickly than our original expectations, the Company responded with previously developed contingency plans, including a reduction of the global salaried workforce, implementation of a hiring freeze and strict controls on discretionary spending. By accelerating our restructuring initiatives, I believe we will be better positioned to meet end market demand as the economy improves and we begin to realize organic growth again. I am proud of the efforts of the Gardner Denver team in their responsiveness to the operating environment and needs of our customers.
“In the fourth quarter of 2008, we completed the closure of two manufacturing facilities in the U.S. and the transfer of their activities into existing locations. We also announced the closure and consolidation of a large manufacturing facility in the U.K., which we expect to be substantively completed by the fourth quarter of 2009. Furthermore, we continue to proactively identify and evaluate further cost reduction and rationalization projects.
“The momentum in our lean efforts continues to build, and we are seeing tangible results in inventory reduction and increased cash flows, which we are using primarily to repay debt and strengthen the Company’s liquidity position. As a result of the investment we have made in lean initiatives, among other efforts, we generated more than $35 million in cash from inventory reductions in 2008, of which nearly $30 million was generated in the last six months of the year. For the twelve-month period of 2008, cash provided by operating activities exceeded $277 million, compared to $182 million in 2007.
“We have experienced some near-term gross margin pressure as production levels were reduced, both due to lean initiatives and lower demand, but we believe our efforts will lead to operating margin improvements in the long-term, and more importantly, improved manufacturing flexibility so that we are able to respond more quickly to increases in demand when end market conditions improve. In the fourth quarter of 2008, Gardner Denver’s operations (excluding CompAir) maintained inventory turnover of 5.6 times, despite a significant slowing of production, which demonstrates the progress we are achieving in improving our operations.
“I am pleased with the CompAir integration progress made to date and remain excited about the opportunities that will be created by rationalizing the complementary product lines and leveraging the geographic reach of the businesses. When completed, the integration is expected to enhance our combined channels of distribution to serve the global market and we see many opportunities for sales of Quantima®, CompAir’s award-winning oil-free compressor product, among other complementary product lines. We also believe that substantial material cost synergies are available, based on our ability to leverage the combined supply chain.”

Outlook
Commenting on the global demand environment, Mr. Pennypacker stated, “Deteriorating worldwide economic conditions and the financial crisis have clouded our visibility into many of our key end market segments and we remain cautious in our outlook for 2009. In the fourth quarter of 2008, demand decelerated further in North America and Western Europe and began to decline in end market segments in Asia and Eastern Europe. We expect to see demand improve first in our shorter lead-time products that are more susceptible to swings in the economy, such as those that serve light industry and Class 8 trucks and original equipment manufacturers’ products for medical and environmental applications. At this point, we have not yet seen signs of that demand improving.
“Orders for our products serving industrial end market segments were particularly weak in the fourth quarter, especially in the U.S. and Europe. Demand for these products tends to correlate with the level of manufacturing capacity utilization. The rapid decline in industrial production in the U.S. and Europe has resulted in reduced levels of capacity utilization and deferred purchases of capital equipment such as compressor packages. Orders for petroleum pumps also slowed in the fourth quarter of 2008. Declining energy prices have led certain oil and gas exploration and production companies to lower their spending expectations. These lower energy prices are also resulting in lower rig counts in North America. At present, we are uncertain how long petroleum pump orders will remain at these depressed levels. However, management has identified opportunities to reduce costs to mitigate the lower revenue volume.
“We have already made changes in 2009 to streamline the Company’s organizational structure and execute our business plans with greater velocity. In January 2009, Gardner Denver’s five divisions were reorganized into two product groups. The Industrial Products Group includes the former Compressor and Blower Divisions, plus the multistage centrifugal blower operations formerly managed in the Engineered Products Division. The Engineered Products Group is composed of the former Engineered Products, Thomas Products and Fluid Transfer Divisions. These changes are designed to streamline the Company, improve organizational efficiencies and create greater focus on our customers’ needs.
“Based on the uncertain economic outlook, our existing backlog and manufacturing rationalization plans, we are projecting full-year 2009 DEPS, excluding incremental restructuring costs, to be in a range of $2.30 to $2.80. Including estimated restructuring costs of approximately $33 million (primarily consisting of severance expense) for further consolidation of manufacturing capacity, the full-year 2009 DEPS is expected to be in a range of $1.84 to $2.34. Actual restructuring costs incurred in 2009 will be dependent on, among other things, the length and severity of the current economic downturn. The first quarter DEPS, excluding restructuring costs, is expected to be in a range of $0.51 to $0.66. Including restructuring costs of approximately $13 million, the first quarter DEPS is expected to be in a range of $0.33 to $0.48. The DEPS guidance for the first quarter reflects the resolution of various open tax matters, which has the effect of improving DEPS by $0.06. Other than this tax benefit, the effective tax rate assumed in the DEPS guidance for 2009 is 29 percent.”
This outlook assumes DEPS are reduced in the first quarter of 2009 by $0.05 to $0.07 due to acquisitions completed in 2008. For the full-year 2009, these acquisitions are expected to generate cash but not materially impact DEPS.
Mr. Pennypacker noted, “Although the weakened economic environment will undoubtedly pose challenges for us, Gardner Denver has a demonstrated history of generating cash from operations in a variety of economic conditions. I am confident that the strength of our businesses and our CompAir integration and other lean initiatives will continue to improve our cash generating ability over the long term.”
The Company invested approximately $41.0 million in capital expenditures during the twelve-month period of 2008, compared to $47.8 million in the same period of 2007. Depreciation and amortization expense was $61.5 million for the twelve months ended December 31, 2008, compared to $58.6 million in the twelve-month period of 2007. Capital spending is expected to be approximately $35 million to $40 million in 2009.
Upon the completion of the CompAir acquisition on October 20, 2008, the Company’s debt to total capital increased to approximately 33 percent. By December 31, 2008, debt repayments and changes in foreign currency exchange rates reduced this ratio to approximately 31 percent.
Fourth Quarter Results
Revenues increased $13.9 million (3 percent) to $524.2 million for the three months ended December 31, 2008, compared to the same period of 2007. Compressor and Vacuum Products segment revenues increased 12 percent for the three-month period of 2008, compared to the previous year, as a result of the incremental effect of the CompAir and Best Aire acquisitions, partially offset by unfavorable changes in foreign currency exchange rates and lower volume as a result of the global economic slowdown. Orders decreased 6 percent in the three months ended December 31, 2008, when compared with the same period of 2007, despite the addition of acquired businesses, reflecting unfavorable changes in foreign currency exchange rates and significant declines in demand on a global basis. Unfavorable changes in foreign currency exchange rates, primarily attributable to the strengthening of the U.S. dollar relative to the euro and British pound sterling during the fourth quarter of 2008, also lowered the U.S. dollar equivalent of the operating earnings of the Company’s foreign operations.
Fluid Transfer Products segment revenues decreased 26 percent for the three months ended December 31, 2008, compared to the same period of 2007, primarily due to lower volume in most product lines and unfavorable changes in foreign currency exchange rates. The most significant volume reduction in Fluid Transfer Products occurred in loading arms because a large shipment of liquid natural gas and compressed natural gas loading arms destined for

South America in the fourth quarter of 2007 did not recur in 2008. Orders decreased 3 percent in the fourth quarter, compared with the same period of 2007, because unfavorable changes in foreign currency exchange rates and lower demand for petroleum pumps more than offset the increased demand for loading arms. See “Selected Financial Data Schedule” at the end of this press release.
Gross profit decreased $9.3 million (6 percent) to $158.7 million for the three months ended December 31, 2008, compared to the same period of 2007, primarily as a result of volume reductions and unfavorable product mix attributable to lower petroleum pump shipments in the fourth quarter of 2008 than in the comparable period of 2007. Gross profit was also reduced by a non-recurring charge to Cost of Sales of approximately $2.5 million associated with valuing the CompAir inventory at fair value on the acquisition date. Gross profit as a percentage of revenues declined to 30.3 percent in the three-month period of 2008, from 32.9 percent in the same period of 2007, due primarily to unfavorable product mix, the step-up on the CompAir inventory and the loss of volume leverage and fixed cost absorption as production levels declined, partially offset by operational improvements and cost reductions.
As a percentage of revenues, selling and administrative expenses increased to 17.4 percent for the three-month period ended December 31, 2008, compared to 16.5 percent for the same period of 2007, as a result of the acquisition of CompAir, which currently operates with higher selling and administrative expenses as a percentage of revenues than the legacy Gardner Denver businesses. Selling and administrative expenses increased $7.0 million to $91.2 million in the three-month period ended December 31, 2008, compared to the same period of 2007, due to the addition of CompAir and Best Aire ($20.4 million), partially offset by favorable changes in foreign currency exchange rates ($5.8 million) and cost reductions.
Other operating expenses, net increased $16.1 million to $14.3 million in the three months ended December 31, 2008, compared to the same period of 2007, primarily as a result of $10.0 million in costs associated with profit improvement initiatives, non-recurring expenses and mark-to-market currency adjustments, and foreign currency losses of $3.6 million.
Adjusted Operating Income for the Compressor and Vacuum Products segment in the fourth quarter of 2008 was $35.7 million and segment Adjusted Operating Income as a percentage of revenues was 8.2 percent. Segment operating income(1), as reported under GAAP, for the Compressor and Vacuum Products segment for the three months ended December 31, 2008 was $26.6 million and segment operating income as a percentage of revenues (segment operating margin(1)) declined to 6.1 percent, compared to 12.5 percent in the same quarter of last year. The decline in segment operating margin was the result of costs associated with profit improvement initiatives, non-recurring expenses and mark-to-market currency adjustments, which reduced segment operating income by $9.2 million and segment operating margin by 2.1 percentage points, and the financial results of acquisitions, including the fair-value inventory adjustment for CompAir, which reduced segment operating income by $6.6 million and segment operating margin by 3.6 percentage points. See the “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Adjusted Operating Income for the Fluid Transfer Products segment for the fourth quarter of 2008 was $27.5 million and segment Adjusted Operating Income as a percentage of revenues was 30.2 percent. Segment operating income(1), as reported under GAAP, for the Fluid Transfer Products segment for the three months ended December 31, 2008 was $26.6 million and segment operating margin(1) was 29.3 percent, compared to 30.2 percent in the same period of the prior year. Segment operating margin was impacted by costs associated with profit improvement initiatives and non-recurring expenses, which reduced segment operating income by $0.8 million and segment operating margin by 0.9 percentage points. See the “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes for the three months ended December 31, 2008 decreased $5.3 million to $11.2 million, compared to the same period of 2007, primarily due to lower income before income taxes. The three-month period of 2007 reflected an approximately $8.0 million reduction to the Company’s tax provision, primarily due to foreign tax credits that resulted from the Company’s cash repatriation efforts. The effective tax rate in the three-month period of 2008 was 26.6 percent, compared to 20.6 percent in the comparable period of 2007.
Net income for the three months ended December 31, 2008 decreased $32.9 million (52 percent) to $30.9 million, compared to $63.9 million in same period of 2007. The deterioration was primarily due to costs associated with the 2008 profit improvement initiatives, mark-to-market currency adjustments, foreign currency losses, the step-up on CompAir’s inventory value, lower gross profit as a result of volume reductions and unfavorable product mix and the increase in the effective tax rate discussed previously. Acquisitions completed in 2008 reduced DEPS for the three-month period by approximately $0.16, including the after tax effect of foreign currency exchange losses on intercompany transactions, inventory step-up and interest expense. The reduction in DEPS was greater than previously estimated due to unfavorable changes in foreign currency exchange rates and lower revenue volume.
Twelve Month Results
Revenues for the twelve-month period of 2008 increased $149.5 million (8 percent) to $2.0 billion, compared to $1.9 billion in 2007. This increase resulted from incremental revenues from acquisitions, favorable changes in foreign currency exchange rates and organic growth.
Gross profit increased $18.4 million (3 percent) to $638.3 million for the twelve months ended December 31, 2008, compared to 2007, primarily as a result of higher revenues. Gross profit as a percentage of revenues decreased to 31.6 percent in 2008, compared with 33.2 percent in 2007, due primarily to product mix and the step-up of the CompAir inventory value, partially offset by operational improvements and leveraging fixed and semi-fixed costs over additional sales volume. See “Selected Financial Data Schedule” at the end of this press release.

As a percentage of revenues, selling and administrative expenses improved to 17.3 percent for the full-year 2008, from 17.5 percent in 2007, as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses increased $21.5 million in 2008 to $348.6 million, primarily due to acquisitions ($20.8 million), unfavorable changes in foreign currency exchange rates ($7.8 million) and other selling and administrative expense increases, partially offset by cost reductions realized through integration initiatives.
Compared to 2007, other operating expenses, net increased $30.2 million in 2008 to $31.5 million, primarily as a result of costs associated with profit improvement initiatives, non-recurring expenses and mark-to-market currency adjustments.
The provision for income taxes for the full-year 2008 was $67.5 million, $4.2 million higher than 2007. The full-year 2007 financial results included a $19.5 million adjustment to the Company’s tax provision due primarily to non-recurring, non-cash reductions to net deferred tax liabilities and foreign tax credits that resulted from the Company’s cash repatriation efforts. As a result, the effective tax rate in 2007 was 23.6 percent, compared to 28.9 percent in 2008.
As a result of the costs associated with profit improvement initiatives, non-recurring expenses and mark-to-market currency adjustments and the inventory step-up on the CompAir acquisition and the increase in the effective tax rate discussed previously, net income decreased $39.1 million (19 percent) to $166.0 million for the twelve-month period of 2008, compared to $205.1 million for 2007.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by use of forward-looking terminology such as “could,” “anticipate,” “expect,” “believe,” “will,” “project,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2007, and its quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute admission by the Company or any other person that the events or circumstances described in such statement are material. The Company does not undertake any duty to update such statements to reflect subsequent events or circumstances.

Comparisons of the financial results for the three and twelve-month periods ended December 31, 2008 and 2007 follow.
Gardner Denver will broadcast a conference call to discuss results for the fourth quarter of 2008 on Friday, February 13, 2009 at 9:30 a.m. Eastern Time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2008 revenues of approximately $2.0 billion, is a leading worldwide manufacturer of screw, vane and reciprocating compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.GardnerDenver.com).

(1)	Segment operating income (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2008	2007	Change	2008	2007	Change
Revenues	$524,240	$510,327	3	$2,018,332	$1,868,844	8
Cost of sales	365,537	342,343	7	1,380,042	1,248,921	10

Gross profit	158,703	167,984	(6)	638,290	619,923	3
Selling and administrative expenses	91,247	84,237	8	348,577	327,049	7
Other operating expense (income), net (2)	14,256	(1,798)	NM	31,514	1,355	NM

Operating income	53,200	85,545	(38)	258,199	291,519	(11)
Interest expense	11,013	6,050	82	25,483	26,211	(3)
Other expense (income), net	64	(889)	NM	(750)	(3,052)	NM

Income before income taxes	42,123	80,384	(48)	233,466	268,360	(13)
Provision for income taxes	11,205	16,519	(32)	67,485	63,256	7

Net income	$30,918	$63,865	(52)	$165,981	$205,104	(19)

Basic earnings per share	$0.60	$1.19	(50)	$3.16	$3.85	(18)

Diluted earnings per share	$0.60	$1.18	(49)	$3.12	$3.80	(18)

Basic weighted average number of shares outstanding	51,661	53,518		52,600	53,223

Diluted weighted average number of shares outstanding	51,940	54,186		53,141	54,043

Shares outstanding as of December 31	51,785	53,546

(2)	Current and prior year results reflect the reclassification from “Selling and administrative expenses” of certain operating income and expense items, including realized and unrealized foreign currency gains and losses, certain employee termination and retirement benefits, certain non-recurring items and other operating expenses and income.

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	12/31/2008	9/30/2008	Change	12/31/2007
Cash and equivalents	$120,735	$179,115	(33)	$92,922
Accounts receivable, net	388,098	302,429	28	308,748
Inventories, net	284,825	233,807	22	256,446
Total current assets	857,564	756,652	13	701,528

Total assets	2,340,125	1,925,454	22	1,905,607

Short-term borrowings and current maturities of long-term debt	36,968	31,741	16	25,737
Accounts payable and accrued liabilities	360,467	309,911	16	286,465
Total current liabilities	397,435	341,652	16	312,202
Long-term debt, less current maturities	506,700	243,208	108	263,987

Total liabilities and stockholders’ equity	$2,340,125	$1,925,454	22	$1,905,607

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2008	2007	Change	2008	2007	Change
Compressor and Vacuum Products
Revenues	$433,331	$387,070	12	$1,622,546	$1,440,311	13
Operating income	26,565	48,361	(45)	159,023	169,660	(6)
% of revenues	6.1%	12.5%		9.8%	11.8%
Orders	368,387	391,935	(6)	1,575,193	1,493,869	5
Backlog	459,031	429,375	7	459,031	429,375	7

Fluid Transfer Products
Revenues	90,909	123,257	(26)	395,786	428,533	(8)
Operating income	26,635	37,184	(28)	99,176	121,859	(19)
% of revenues	29.3%	30.2%		25.1%	28.4%
Orders	66,126	67,900	(3)	396,483	367,086	8
Backlog	130,092	130,902	(1)	130,092	130,902	(1)

Reconciliation of Segment Results to Consolidated Results

Compressor and Vacuum Products operating income	$26,565	$48,361		$159,023	$169,660
Fluid Transfer Products operating income	26,635	37,184		99,176	121,859

Consolidated operating income	53,200	85,545		258,199	291,519
% of revenues	10.1%	16.8%		12.8%	15.6%
Interest expense	11,013	6,050		25,483	26,211
Other expense (income), net	64	(889)		(750)	(3,052)

Income before income taxes	$42,123	$80,384		$233,466	$268,360

% of revenues	8.0%	15.8%		11.6%	14.4%

The Company has determined its reportable segments in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” and evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other income, net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		%		%
	$ Millions	Change	$ Millions	Change
Compressor and Vacuum Products
2007 Revenues	387.1		1,440.3
Incremental effect of acquisitions	91.3	24	92.4	6
Effect of currency exchange rates	(25.0)	(7)	40.3	3
Organic growth	(20.1)	(5)	49.5	4

2008 Revenues	433.3	12	1,622.5	13

2007 Orders	391.9		1,493.9
Incremental effect of acquisitions	94.0	24	95.5	6
Effect of currency exchange rates	(22.9)	(6)	42.6	3
Organic growth	(94.6)	(24)	(56.8)	(4)

2008 Orders	368.4	(6)	1,575.2	5

Backlog as of 12/31/07	429.4
Incremental effect of acquisitions	102.8	24
Effect of currency exchange rates	(18.5)	(4)
Organic growth	(54.7)	(13)

Backlog as of 12/31/08	459.0	7

Fluid Transfer Products
2007 Revenues	123.2		428.5
Incremental effect of acquisitions	—	—	—	—
Effect of currency exchange rates	(4.1)	(3)	6.3	1
Organic growth	(28.2)	(23)	(39.0)	(9)

2008 Revenues	90.9	(26)	395.8	(8)

2007 Orders	67.9		367.1
Incremental effect of acquisitions	—	—	—	—
Effect of currency exchange rates	(4.9)	(7)	4.5	1
Organic growth	3.1	4	24.9	7

2008 Orders	66.1	(3)	396.5	8

Backlog as of 12/31/07	130.9
Incremental effect of acquisitions	—	—
Effect of currency exchange rates	(3.1)	(3)
Organic growth	2.3	2

Backlog as of 12/31/08	130.1	(1)

Consolidated Revenues
2007	510.3		1,868.8
Incremental effect of acquisitions	91.3	18	92.4	5
Effect of currency exchange rates	(29.1)	(6)	46.6	2
Organic growth	(48.3)	(9)	10.5	1

2008	524.2	3	2,018.3	8

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
		%	% of		%	% of
	$ Millions	Change	Revenues	$ Millions	Change	Revenues
Selling & Administrative Expenses
2007	84.2		17	327.0		17
Incremental effect of acquisitions	20.4	24	22	20.8	6	23
Effect of currency exchange rates	(5.8)	(7)		7.8	2
Other changes	(7.6)	(9)		(7.0)	(1)

2008	91.2	8	17	348.6	7	17

Consolidated Operating Income
2007	85.5		17	291.5		16
Incremental effect of acquisitions (3)	(6.6)	(8)	(7)	(15.5)	(5)	(17)
Effect of currency exchange rates	(4.4)	(5)		7.1	2
Other changes	(21.3)	(25)		(24.9)	(8)

2008	53.2	(38)	10	258.2	(11)	13

(3)	The incremental effect of acquisitions is comprised of the following:

	Quarter	Year
Mark-to-market currency adjustments	(1.6)	(10.4)
Currency losses	(3.0)	(3.0)
CompAir inventory fair value adjustment	(2.5)	(2.5)
Other operations, net	0.5	0.4

Total	(6.6)	(15.5)

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

	Three Months Ended			Twelve Months Ended
	December 31, 2008			December 31, 2008
	Compressor	Fluid		Compressor	Fluid
	and Vacuum	Transfer		and Vacuum	Transfer
	Products	Products	Consolidated	Products	Products	Consolidated

Operating income	$26,565	$26,635	$53,200	$159,023	$99,176	$258,199
% of revenues	6.1%	29.3%	10.1%	9.8%	25.1%	12.8%
Adjustments to operating income:
Profit improvement initiatives (4)	8,277	993	9,270	9,990	1,199	11,189
Non-recurring (income) expenses (5)	(679)	(169)	(848)	5,653	1,404	7,057
Mark-to-market currency adjustments (6)	1,586	—	1,586	10,352	—	10,352

Total adjustments to operating income	9,184	824	10,008	25,995	2,603	28,598

Adjusted Operating Income	$35,749	$27,459	$63,208	$185,018	$101,779	$286,797
% of revenues, as adjusted	8.2%	30.2%	12.1%	11.4%	25.7%	14.2%

	Three Months Ended			Twelve Months Ended
	December 31			December 31
			%			%
	2008	2007	Change	2008	2007	Change

Diluted earnings per share	$0.60	$1.18	(49)	$3.12	$3.80	(18)

Adjustments to diluted earnings per share:
Profit improvement initiatives (4)	0.13	—		0.15	—
Non-recurring (income) expenses (5)	(0.01)	—		0.09	—
Mark-to-market currency adjustments (6)	0.02	—		0.13	—
Incremental (benefit) cost of cash repatriation (7)	—	(0.15)		0.05	(0.15)
Non-cash reductions to net deferred taxes (8)	—	—		—	(0.19)

Total adjustments to diluted earnings per share	0.14	(0.15)		0.42	(0.34)

Adjusted Diluted Earnings Per Share	$0.74	$1.03	(28)	$3.54	$3.46	2

(4)	Costs, consisting primarily of employee termination benefits, to streamline operations, reduce overhead costs, and rationalize the Company’s manufacturing footprint.

(5)	Non-recurring expenses in the twelve months ended December 31, 2008 consisted primarily of a $3.9 million pretax charge for non-recurring retirement expenses and the write-off of expenses associated with an unconsummated acquisition.

(6)	Mark-to-market adjustments for cash transactions and forward currency contracts on the British pound sterling (“GBP”) entered into to limit the impact of changes in the US dollar (“USD”) to GBP exchange rate on the amount of USD-denominated borrowing capacity that remained available on the Company’s new revolving credit facility following the completion of the CompAir Holdings Limited transaction.

(7)	The provision for income tax reflects incremental taxes of $2.7 million 2008 and a reduction in taxes of $8.0 million in 2007 associated with foreign tax credits that resulted from cash repatriations.

(8)	The provision for income taxes reflected a $10.0 million decrease in the twelve months ended December 31, 2007 as a result of the recognition of non-recurring, non-cash reductions to net deferred tax liabilities.